Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-128100 on Form S-3 and Registration Statement No. 333-116864 on Form S-8 of our reports dated February 26, 2007, relating to the consolidated financial statements and consolidated financial statement schedule of Cabela’s Incorporated and Subsidiaries (the “Company”) and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Cabela’s Incorporated for the year ended December 30, 2006.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Omaha, Nebraska
February 26, 2007